UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

UDR, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On April 17, 2012, UDR, Inc. (the “Company”) appointed Mark Schumacher, age 53, as Senior Vice President – Chief Accounting Officer (Principal Accounting Officer) of the Company. Mr. Schumacher previously served as Executive Vice President, Chief Financial Officer – K12, of Houghton Mifflin Harcourt, a textbook and trade publisher, from September 2009 until March 2011, where he also served as Senior Vice President, Finance & Chief Accounting Officer from March 2008 to August 2009. In addition, Mr. Schumacher served as Senior Vice President, Chief Accounting Officer of Archstone Smith, a public multi-family real estate investment trust, from 2002 to 2007. Prior to that, Mr. Schumacher was employed by two telecommunications companies, Qwest Communications and US West. Mr. Schumacher is a Certified Public Accountant.

Mr. Schumacher will receive an annual base salary of $250,000 and a potential cash bonus of up to 100% of his base salary. In addition, Mr. Schumacher will be eligible to participate in the Company’s Performance Accelerated Restricted Stock Plan (“PARS”). Mr. Schumacher’s grant under the PARS program for 2012 will be valued at 60% of his base salary, or $150,000. In the event of a change of control (as such term is defined in the 1999 Long-Term Incentive Plan), all of Mr. Schumacher’s outstanding restricted stock and any other awards will become fully vested and immediately exercisable and the balance of any deferred compensation shall also become fully vested and immediately payable.

Mr. Schumacher will also be eligible to participate in the Company’s Profit Sharing Plan (the “401(k) Plan”), where the Company will make matching contributions of up to 3% of base salary ($0.50 match for each dollar contributed, up to 6% of base salary), as well as other customary benefits, including medical, dental, life and vision plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.

Date: April 20, 2012	By:	/s/ David L. Messenger
	Name:	David L. Messenger
	Title:	Senior Vice President and Chief Financial Officer

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